                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A



                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



                                January 16, 2001

                Date of Report (Date of earliest event reported)


                                 NEW FOCUS, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                           0-29811                        33-0404910
 -------------------------------       ------------------------            -------------------
 (State or other jurisdiction of       (Commission File Number)             (I.R.S. Employer
          incorporation)                                                   Identification No.)


                         5215 Hellyer Avenue, Suite 100
                         San Jose, California 95138-1001
                    (Address of principal executive offices)

                                 (408) 284-4700
              (Registrant's telephone number, including area code)

This amendment to the Current Report on Form 8-K originally filed on January 24, 2001, is being filed in order to include the historical financial statements of JCA Technology, Inc. ("JCA") and the unaudited pro forma financial information listed below.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a)    Financial statements of business acquired.

               The following financial statements of JCA are included in this report:

               Audited balance sheets of JCA as of January 31, 2000 and 1999, and the related statements of income, stockholders' equity and cash flows for the years then ended.

               Unaudited balance sheet of JCA as of September 30, 2000 and the unaudited statement of income, stockholders' equity and cash flows for the nine months then ended.

        (b)    Pro forma financial information.

               The following unaudited pro forma condensed financial information is being filed herewith:

               Unaudited Pro Forma Combined Condensed Balance Sheet as of October 1, 2000.

               Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and for the nine months ended October 1, 2000.

        (c)    Exhibits.


               None.

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                              JCA TECHNOLOGY, INC.

                          INDEPENDENT AUDITORS' REPORT

                                       AND

                              FINANCIAL STATEMENTS

                      YEARS ENDED JANUARY 31, 2000 AND 1999


                 INCLUDING UNAUDITED FINANCIAL STATEMENTS AS OF
           SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIOD THEN ENDED


CONTENTS
--------------------------------------------------------------------------------


                                                                        PAGE
INDEPENDENT AUDITORS' REPORT                                             1

FINANCIAL STATEMENTS
  Balance sheets                                                         2
  Statements of income                                                   3
  Statements of shareholders' equity                                     4
  Statements of cash flows                                               5
  Notes to financial statements                                         6-11

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of JCA Technology, Inc.


We have audited the accompanying balance sheets of JCA Technology, Inc. (the "Company") as of January 31, 2000 and 1999 and the related statements of income, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Moss Adams LLP

Los Angeles, California
January 5, 2001



--------------------------------------------------------------------------------

JCA TECHNOLOGY, INC.

BALANCE SHEETS

JANUARY 31, 1999 AND 2000 (UNAUDITED AT SEPTEMBER 30, 2000)
--------------------------------------------------------------------------------

                                     ASSETS

                                                                        January 31,
                                                                --------------------------
                                                                    1999           2000     September 30, 2000
                                                                ----------      ----------  ------------------
                                                                                               (unaudited)
CURRENT ASSETS
  Cash and cash equivalents                                     $  716,088      $1,185,191      $1,941,632
  Accounts receivable, net of
     allowances of $0, $0 and $363,000                           1,254,327       1,503,302       2,871,766
  Other receivables                                                  3,095           3,665          34,075
  Inventories                                                      500,000         787,700       1,523,323
  Receivable from stockholder                                       48,048          48,048              --
  Deferred tax asset                                                37,174              --              --
  Prepaid expenses and other current assets                        103,174              --         105,582
                                                                ----------      ----------      ----------
            Total current assets                                 2,661,906       3,527,906       6,476,378

PROPERTY AND EQUIPMENT, at cost, net of
  accumulated depreciation and amortization                        928,947         819,153       1,531,988

OTHER ASSETS                                                         3,942           3,942           3,942
                                                                ----------      ----------      ----------
                                                                $3,594,795      $4,351,001      $8,012,308
                                                                ==========      ==========      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                              $  240,783      $  223,410      $  646,809
  Accrued liabilities                                              268,834         371,444         529,438
  Income taxes payable                                                  --          32,165          56,011
                                                                ----------      ----------      ----------
            Total current liabilities                              509,617         627,019       1,232,258

STOCKHOLDERS' EQUITY
  Common stock, no par value, 5,000,000 shares authorized,
    4,060,000 shares issued and outstanding                          4,600           4,600           4,600
  Retained earnings                                              3,080,578       3,719,382       6,775,450
                                                                ----------      ----------      ----------
                                                                 3,085,178       3,723,982       6,780,050
                                                                ----------      ----------      ----------
                                                                $3,594,795      $4,351,001      $8,012,308
                                                                ==========      ==========      ==========



--------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.     2

JCA TECHNOLOGY, INC.

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 1999 AND 2000 (UNAUDITED NINE-MONTHS ENDED SEPTEMBER 30,
2000)
--------------------------------------------------------------------------------

                                                    Year Ended January 31,
                                                -----------------------------    Nine Months Ended
                                                    1999              2000      September 30, 2000
                                                -----------       -----------   ------------------
                                                                                    (unaudited)
NET SALES                                       $ 8,559,774       $ 9,665,525       $13,295,371

COST OF SALES                                     3,470,404         3,617,690         4,161,498
                                                -----------       -----------       -----------
      Gross profit                                5,089,370         6,047,835         9,133,873
                                                -----------       -----------       -----------
OPERATING EXPENSES
      Selling, general and administrative         3,519,204         4,112,408         4,638,430
      Research and development                      791,226           805,465           863,966
                                                -----------       -----------       -----------
                                                  4,310,430         4,917,873         5,502,396
                                                -----------       -----------       -----------
      Income from operations                        778,940         1,129,962         3,631,477
                                                -----------       -----------       -----------
OTHER INCOME (EXPENSE)
      Interest income                                10,802            24,015            25,440
      Loss on disposal of property
        and equipment                                    --           (47,147)               --
      Miscellaneous                                      --            62,500            12,500
                                                -----------       -----------       -----------
                                                     10,802            39,368            37,940
                                                -----------       -----------       -----------
INCOME BEFORE INCOME TAXES                          789,742         1,169,330         3,669,417
INCOME TAX PROVISION                               (314,760)         (530,526)            8,465
                                                -----------       -----------       -----------
NET INCOME                                      $   474,982       $   638,804       $ 3,677,882
                                                ===========       ===========       ===========
EARNINGS PER COMMON SHARE
      Net Income                                $      0.12       $      0.16       $      0.91
                                                ===========       ===========       ===========
      Number of shares used in computation        4,060,000         4,060,000         4,060,000
                                                ===========       ===========       ===========



--------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.     3

JCA TECHNOLOGY, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY

YEARS ENDED JANUARY 31, 1999 AND 2000 (UNAUDITED NINE-MONTHS ENDED SEPTEMBER 30,
2000)
--------------------------------------------------------------------------------


                                        Common stock, 5,000,000 authorized,
                                                    no par value
                                        -----------------------------------                     Total
                                          Shares Issued                        Retained      Stockholder's
                                         and Outstanding        Amount         Earnings        Equity
                                        ----------------     --------------   ----------     -------------
BALANCE,
    January 31, 1998                         4,060,000       $    4,600       $2,605,596      $2,610,196
    Net income for the year                         --               --          474,982         474,982
                                            ----------       ----------       ----------      ----------
BALANCE,
    January 31, 1999                         4,060,000            4,600        3,080,578       3,085,178
    Net income for the year                         --               --          638,804         638,804
                                            ----------       ----------       ----------      ----------
BALANCE,
    January 31, 2000                         4,060,000            4,600        3,719,382       3,723,982
    Add: loss for the one-month period
       ended January 31, 2000                                                    183,186         183,186
    Distributions                                                               (805,000)       (805,000)
    Income for the nine-month period
       ended September 30, 2000                     --               --        3,677,882       3,677,882
                                            ----------       ----------       ----------      ----------
UNAUDITED BALANCE
    September 30, 2000                       4,060,000       $    4,600       $6,775,450      $6,780,050
                                            ==========       ==========       ==========      ==========



--------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.     4

JCA TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 1999 AND 2000 (UNAUDITED NINE-MONTHS ENDED SEPTEMBER 30,
2000)
--------------------------------------------------------------------------------


                                                               Year Ended January 31,
                                                           -----------------------------    Nine Months Ended
                                                              1999               2000       September 30, 2000
                                                           -----------       -----------    ------------------
                                                                                                (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                             $   474,982       $   638,804       $ 3,677,882
    Depreciation and amortization                              218,156           287,309           258,737
    Deferred income taxes                                      (17,991)           37,174                --
    Allowance for doubtful accounts                                 --                --           363,000
    Increase (decrease) in cash due
     to changes in operating assets and liabilities
        Accounts receivable                                   (356,073)         (248,975)         (904,370)
        Other receivables                                        2,809              (570)          (30,480)
        Inventories                                             59,615          (287,700)         (820,323)
        Receivable from stockholder                            (65,957)               --            48,048
        Prepaid income taxes                                   (93,431)          103,174          (105,582)
        Accounts payable                                       (61,760)          (17,373)          404,203
        Accrued liabilities                                    102,690           102,610           158,665
        Income taxes payable                                    (6,642)           32,165          (149,905)
                                                           -----------       -----------       -----------
            Net cash provided by operating activities          256,398           646,618         2,899,875
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                         (306,166)         (177,515)         (949,839)
                                                           -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid                                               --                --          (805,000)
                                                           -----------       -----------       -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                        (49,768)          469,103         1,145,036
CASH AND CASH EQUIVALENTS, beginning of period                 765,856           716,088           796,596
                                                           -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, end of period                   $   716,088       $ 1,185,191       $ 1,941,632
                                                           ===========       ===========       ===========
SUPPLEMENTAL CASH FLOW INFORMATION
      Cash paid during the period for income taxes         $   433,000       $   358,000       $   141,440
                                                           ===========       ===========       ===========



--------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.     5

JCA TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

The accompanying balance sheet at September 30, 2000 and related statements of income, retained earnings and cash flows for the period then ended have not been audited. They do not include all information and footnotes necessary for a fair presentation of financial position and results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included in the interim period. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending January 31, 2001.

NOTE 1 - NATURE OF BUSINESS

       JCA Technology, Inc. ("the Company") manufactures microwave signal amplifiers for customers throughout the United States and international markets. Manufacturing and administrative operations are conducted in Southern California. The operations of the Company comprise a single segment for financial reporting purposes.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       REVENUE RECOGNITION - The Company recognizes revenue when products are shipped to customers. The customer does not have unconditional right of return.

       INVENTORIES - Inventories are stated at the lower of cost (standard cost which approximates actual cost on a first-in, first-out basis) or market (see
Note 3).

       DEPRECIATION AND AMORTIZATION - Depreciation and amortization of property and equipment are provided using accelerated methods over the estimated useful lives of the assets of five to thirty-nine years. (see Note 4)

       IMPAIRMENT OF LONG-LIVED ASSETS - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write down would be recorded to reduce the related asset to its estimated fair value. To date no such write-downs have occurred.

       CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



--------------------------------------------------------------------------------

JCA TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       INCOME TAXES - For the years ended January 31, 1999 and 2000 the Company was a "C" corporation for income tax purposes. As a C Corporation, deferred income tax assets and liabilities were recognized for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations were based on enacted tax laws and rates applicable to periods in which the differences were expected to reverse. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

       Effective February 1, 2000 the Company elected to be treated as an "S" corporation for federal and state income tax purposes. Pursuant to this election, from February 1, 2000 the income of the Company will be included in the income tax returns of its stockholders. Accordingly the Company will not be subject to federal income taxes effective February 1, 2000. Under California state law, state income taxes of 1.5% of taxable income is imposed upon "S" corporations. (see Note 7).

       ADVERTISING - Advertising costs are expensed as incurred. Advertising expense for the years ended January 31, 1999 and 2000 amounted to $182,369 and $226,730, respectively. Advertising expense for the nine-month period ended September 30, 2000 amounted to $248,603.

       CONCENTRATIONS OF CREDIT RISK - Financial instruments that potentially subject the Company to credit risk consist primarily of cash equivalents and accounts receivable. Credit risk with respect to accounts receivable is mitigated due to the geographic dispersion of its customers and the large number of customers comprising the customer base. The Company conducts on-going credit evaluations of its customers but does not obtain collateral or other forms of security. Management believes that a valuation allowance against accounts receivable is not necessary for the year ended January 31, 1999 and 2000. Accounts receivable is shown net of a valuation allowance of $363,000 at September 30, 2000.

       With respect to cash equivalents, at times cash may be in excess of FDIC insured limits. The Company believes it has mitigated this risk by placing their cash equivalents with highly reputable financial institutions.

       EARNINGS PER SHARE - Earnings per share are based upon the weighted average number of shares of common stock outstanding. There are no other financial instruments outstanding that comprise common stock equivalents.

       USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

       RECLASSIFICATIONS - Certain reclassifications have been made to prior year amounts to conform with the current period financial statement presentation.



--------------------------------------------------------------------------------

JCA TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - The Financial Accounting Standards Board has issued various accounting standards which either became effective during the periods presented in the accompanying financial statements or will become effective during future periods. The Company has determined that these newly issued accounting pronouncements either do not apply to the Company, or if applicable, will not significantly effect the Company's financial position, results of operations, or disclosure matters.

NOTE 3 - INVENTORIES

                             January 31,             September 30,
                     --------------------------      -------------
                         1999           2000             2000
                     ----------      ----------      -------------
                                                     (unaudited)
Raw materials        $  240,816      $  401,363      $1,052,175
Work in process         219,416         375,664         280,636
Finished goods           39,768          10,673         190,512
                     ----------      ----------      ----------
                     $  500,000      $  787,700      $1,523,323
                     ==========      ==========      ==========

NOTE 4 - PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:


                                    Estimated               January 31,               September 30,
                                      Useful      -----------------------------       -------------
                                      Lives           1999              2000              2000
                                    ---------     -----------       -----------       -------------
                                                                                      (unaudited)
Machinery and equipment              5 years      $ 1,075,513       $ 1,245,850       $ 2,195,689
Building                            39 years          390,000           390,000           390,000
Land                                      --          100,070           100,070           100,070
Office equipment, furniture
  and fixtures                       7 years           46,061            53,239            53,239
Transportation equipment             5 years           49,592            49,592            49,592
Leasehold improvements              39 years           49,723                --                --
                                                  -----------       -----------       -----------
                                                    1,710,959         1,838,751         2,788,590
Less: Accumulated depreciation
  and amortization                                   (782,012)       (1,019,598)       (1,256,602)
                                                  -----------       -----------       -----------
                                                  $   928,947       $   819,153       $ 1,531,988
                                                  ===========       ===========       ===========



--------------------------------------------------------------------------------

JCA TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 4 - PROPERTY AND EQUIPMENT (CONTINUED)

        The land and building, which had a net carrying value of $426,320 at January 31, 2000, are held for investment purposes. The Company is actively seeking to lease the land and building which are currently unoccupied. In the year ended January 31, 2000, the Company received $62,500 of rental income from the land and building.

NOTE 5 - RECEIVABLE FROM STOCKHOLDER

        As of January 31, 1999 and 2000, the Company had an unsecured, non-interest bearing demand note receivable from its majority stockholder.

NOTE 6 - LINE OF CREDIT

        The Company has a line of credit with a Bank providing for working capital advances up to $1,000,000 expiring on November 1, 2001. The line of credit is collateralized by the assets of the Company and bears interest at prime plus .25%. No amounts were outstanding under the line of credit at January 31, 1999 or 2000, or September 30, 2000. The line of credit is subject to various financial covenants, including minimum tangible net worth amounts and net worth ratios.

NOTE 7 - INCOME TAXES

        The components of the income tax provision are as follows:

                                            January 31,
                                    -------------------------
                                       1999            2000
                                    ---------       ---------
Current                             $ 332,750       $ 493,352
Deferred                              (17,990)        (19,222)
Valuation allowance due to
 change in Company's tax status            --          56,396
                                    ---------       ---------
                                    $ 314,760       $ 530,526
                                    =========       =========

        Deferred income taxes reflect the tax effects of temporary differences between the income tax and financial statement reporting bases of assets and liabilities. Current deferred tax assets consist of the following:

                                January 31,
                          ----------------------
                            1999          2000
                          --------      --------
Accrued compensation      $ 37,174      $ 56,396
Valuation allowance             --       (56,396)
                          --------      --------
                          $ 37,174      $     --
                          ========      ========



--------------------------------------------------------------------------------

JCA TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (CONTINUED)

        A reconciliation between the effective tax rate and the statutory tax rates for the years ended January 31, 1999 and 2000 are as follows:

                                        1999                         2000
                              ------------------------      ------------------------
                                              Percent                       Percent
                                             of pretax                     of pretax
                              Amount         earnings       Amount         earnings
                              -------        ---------      ------         ---------
Federal tax                   $269,000           34.0       $398,000          34.0
State franchise tax,
  net of federal benefit        45,000            5.8         68,000           5.8

Non-deductible employee
  and officer benefits             760             --          8,130           0.7

Change in valuation
  allowance                         --             --         56,396           4.8
                              --------          -----       --------         -----
Income tax provision          $314,760           39.8       $530,526          45.3
                              ========          =====       ========         =====

        The income tax provision for the nine-month period ended September 30, 2000 is consist of the following:


                                               Pre-Tax Income     Tax Benefit
                                                   (Loss)         (Provision)
                                               --------------     -----------
Loss incurred as a C-Corporation for
 the one-month ended January 31, 2000           $  (265,906)      $    82,720

Income earned as an S Corporation for
 the eight-months ended September 30, 2000        3,935,293           (74,255)
                                                -----------       -----------
Total for the period                            $ 3,669,387       $     8,465
                                                ===========       ===========

        As a result of the Company electing to be treated as an "S" corporation effective February 1, 2000, a valuation allowance of $56,396 has been established against deferred tax assets as of January 31, 2000.



--------------------------------------------------------------------------------

JCA TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 8 - PROFIT SHARING PLAN

        The Company has a defined contribution profit sharing retirement plan as provided under Section 401(K) of the Internal Revenue Code, covering substantially all full-time employees. The plan provides for contributions as determined by the Board of Directors, but not in excess of the amount permitted as a deductible expense under the Internal Revenue Code. Contributions vest ratably over 6 years. There were no contributions made by the Company for the years ended January 31, 1999 and 2000, or for the nine months ended September 30, 2000.

NOTE 9 - RELATED PARTY COMMITMENTS

       The Company leases vehicles under non-cancelable operating lease agreements that expire on various dates through December 2001. The Company leases it manufacturing facility and corporate office from a shareholder under a non-cancelable operating lease expiring October 2013. The monthly base rent for the manufacturing facility and corporate office is to be adjusted for changes in the Consumer Price Index throughout the term of the lease. Rent expense for the years ended January 31, 1999 and 2000 and for the nine months ended September 30, 2000 amounted to $176,811, $321,972 and $220,663, respectively. Future minimum payments under the non-cancelable operating leases are:


Years ending January 31,         Related Parties      Other            Total
------------------------         ---------------    ----------      ----------
   2001                             $  294,216      $   17,806      $  312,022
   2002                                294,216          10,020         304,236
   2003                                294,216              --         294,216
   2004                                294,216              --         294,216
   2005                                294,216              --         294,216
Thereafter                           2,574,390              --       2,574,390
                                    ----------      ----------      ----------
                                    $4,045,470      $   27,826      $4,073,296
                                    ==========      ==========      ==========

NOTE 10 - SUBSEQUENT EVENTS

        On January 16, 2001, the Company completed a merger with New Focus, Inc., a publicly traded company. All of the outstanding stock of the Company was exchanged for cash and stock of New Focus, Inc. In connection with the merger, the Company entered into various employment agreements with key members of management.

NOTE 11 - SEGMENT INFORMATION

        The Company's operations comprise a single segment, as defined by Statement of Financial Accounting Standard No. 131.



--------------------------------------------------------------------------------

(b) PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements give effect to the acquisition by New Focus, Inc. of all outstanding shares of JCA Technology, Inc. in a transaction to be accounted for as a purchase.

The unaudited pro forma combined condensed balance sheet as of October 1, 2000 gives effect to this acquisition as if it had occurred on October 1, 2000. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1999 and for the nine months ended October 1, 2000 give effect to the acquisition as if it had occurred on January 1, 1999.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined condensed financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements of New Focus included in its Form S-1 and Form 10-Q filed August 10, 2000 and November 7, 2000, respectively, with the Securities and Exchange Commission and the historical financial statements of JCA Technology included in this Form 8-K/A.

                                  NEW FOCUS, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF OCTOBER 1, 2000
                                 (In thousands)

                                                                               Pro Forma     Pro Forma
                                                    New Focus        JCA      Adjustments     Combined
                                                    ----------     -------    -----------    ---------
ASSETS
Current Assets
   Cash and cash equivalents                         $ 504,453     $ 1,942    $ (75,000) (A) $ 431,395
   Accounts receivable, net                             11,082       2,906           --         13,988
   Inventories                                          20,928       1,523           --         22,451
   Other current assets                                  5,383         105           --          5,488
                                                     ---------     -------    ---------      ---------
       Total current assets                            541,846       6,476      (75,000)       473,322
Property and equipment, net                             30,858       1,532           --         32,390
Goodwill and other intangibles                             625          --      291,717  (A)   324,881
                                                                                 32,539  (F)
Other assets, net                                        9,710           4           --          9,714
                                                     ---------     -------    ---------      ---------
       Total assets                                  $ 583,039     $ 8,012    $ 249,256      $ 840,307
                                                     =========     =======    =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                  $  10,654     $   647    $      --      $  11,301
   Accrued expenses                                      6,501         585        8,500  (A)    15,586
   Deferred research and development funding               343          --           --            343
   Current portion of long-term debt                       269          --           --            269
                                                     ---------     -------    ---------      ---------
       Total current liabilities                        17,767       1,232        8,500         27,499
Long-term debt, less current portion                       172          --           --            172
Deferred rent                                            1,064          --           --          1,064
Deferred tax liability                                      --          --       32,539  (F)    32,539

Stockholders' equity:
   Common stock                                             64           5           (5) (B)        74
                                                                                      8  (A)
                                                                                      2  (C)
   Additional paid-in-capital                          651,747          --      228,389  (A)   936,165
                                                                                 56,029  (C)
   Notes receivable from stockholders                   (7,281)         --           --         (7,281)
   Deferred compensation                               (31,265)         --      (56,031) (C)   (87,296)
   Retained earnings (accumulated deficit)             (49,229)      6,775       (6,775) (B)   (62,629)
                                                                                (13,400) (G)
                                                     ---------     -------    ---------      ---------
       Total stockholders' equity                      564,036       6,780      208,217        779,033
                                                     ---------     -------    ---------      ---------
       Total liabilities and stockholders' equity    $ 583,039     $ 8,012    $ 249,256      $ 840,307
                                                     =========     =======    =========      =========

                                 NEW FOCUS, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED OCTOBER 1, 2000
                    (In thousands, except per share amounts)

                                                                             Pro Forma      Pro Forma
                                                     New Focus      JCA     Adjustments     Combined
                                                     ---------   --------   -----------     ---------
Net revenues                                         $ 46,483    $ 13,295    $      --       $ 59,778
Cost of net revenues(1)                                41,090       4,161           --         45,251
                                                     --------    --------    ---------       --------
     Gross profit                                       5,393       9,134           --         14,527
Operating Expenses:
   Research and development, net(2)                    15,771         864           --         16,635
   Selling, general and administrative(3)              10,421       4,639           --         15,060
   Deferred compensation                               18,935          --        8,567  (C)    27,502
   Amortization of goodwill and other intangibles          --          --       55,364  (D)    55,364
                                                     --------    --------    ---------       --------
     Total operating expenses                          45,127       5,503       63,931        114,561
                                                     --------    --------    ---------       --------
     Operating income (loss)                          (39,734)      3,631      (63,931)      (100,034)
Interest and other income (expense), net                6,017          38           --          6,055
                                                     --------    --------    ---------       --------
Income (loss) before provision for income taxes       (33,717)      3,669      (63,931)       (93,979)
Provision (benefit) for income taxes                        2          (9)           9  (E)         2
                                                     --------    --------    ---------       --------
     Net income (loss)                               $(33,719)   $  3,678    $ (63,940)     $ (93,981)
                                                     ========    ========    =========      =========
Basic and diluted net income (loss) per share        $  (1.06)   $   0.91                   $   (2.31)
                                                     ========    ========                   =========
Shares used to compute basic and diluted
   net income (loss) per share                         31,783       4,060                      40,759
                                                     ========    ========                   =========

(1) Excludes $4,319 in amortization of deferred stock compensation for the pro forma combined period.
(2) Excludes $6,073 in amortization of deferred stock compensation for the pro forma combined period.
(3) Excludes $17,110 in amortization of deferred stock compensation for the pro forma combined period.

                                 NEW FOCUS, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (In thousands, except per share amounts)

                                                                                Pro Forma      Pro Forma
                                                       New Focus       JCA     Adjustments     Combined
                                                       ---------     -------   -----------     ---------
Net revenues                                            $ 22,842     $ 9,666   $      --       $ 32,508
Cost of net revenues(1)                                   15,125       3,618          --         18,743
                                                        --------     -------   ---------       --------
     Gross profit                                          7,717       6,048          --         13,765
Operating Expenses:
   Research and development, net(2)                        9,481         805          --         10,286
   Selling, general and administrative(3)                  7,196       4,113          --         11,309
   Deferred compensation                                     132          --      46,863  (C)    46,995
   Amortization of goodwill and other intangibles             --          --      73,819  (D)    73,819
                                                        --------     -------   ---------       --------
     Total operating expenses                             16,809       4,918     120,682        142,409
                                                        --------     -------   ---------       --------
     Operating income (loss)                              (9,092)      1,130    (120,682)      (128,644)
Interest and other income (expense), net                    (177)         39          --           (138)
                                                        --------     -------   ---------       --------
Income (loss) before provision for income taxes           (9,269)      1,169    (120,682)      (128,782)
Provision for income taxes                                     4         530        (530) (E)         4
                                                        --------     -------   ---------       --------
     Net income (loss)                                  $ (9,273)    $   639   $(120,152)     $(128,786)
                                                        ========     =======   =========      =========
Basic and diluted net income (loss) per share           $  (3.78)    $  0.16                  $  (12.22)
                                                        ========     =======                  =========
Shares used to compute basic and diluted
   net income (loss) per share                             2,455       4,060                     10,541
                                                        ========     =======                   ========

(1) Excludes $ 4,983 in amortization of deferred stock compensation for the pro forma combined period.
(2) Excludes $ 4,975 in amortization of deferred stock compensation for the pro forma combined period.
(3) Excludes $37,037 in amortization of deferred stock compensation for the pro forma combined period.

NOTE 1 - BASIS OF PRESENTATION:

    New Focus, Inc. ("the Company") acquired JCA Technology, Inc. ("JCA") on January 16, 2001 for a total purchase price of approximately $311.9 million in a transaction to be accounted for as a purchase. The Company paid $75.0 million in cash and exchanged approximately 7,954,000 shares of New Focus common stock with a fair value of approximately $303.4 million for all of the outstanding stock of JCA. In addition, the Company issued or will issue approximately 2,079,000 shares of restricted stock subject to forfeiture. The common stock was valued using the Company's average stock price for the seven-day period ending December 27, 2000. The average price was $28.71. Direct transaction costs related to the merger are estimated to be approximately $8.5 million.

    Of the 2,079,000 shares of restricted stock to be issued, the Company will record approximately $56.0 million of unearned compensation related to approximately 1,951,000 restricted shares. These shares are subject to forfeiture, with such right expiring over a two-year vesting period. The related unearned compensation will be amortized over the vesting period using the graded method. The balance of approximately 128,000 shares of restricted stock will vest contingent upon meeting certain fiscal 2001 operating objectives. The value of these shares will be measured and recorded as compensation at the time the contingency is satisfied.

    The acquisition was accounted for under the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair value. The pro forma financial information has been prepared on the basis of assumptions described in the following notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of JCA based on preliminary estimates of their fair values from an independent appraisal. The actual allocation of such consideration may differ from that reflected in the pro forma financial statements after valuations have been completed. New Focus does not expect that the final allocation of the purchase price will differ materially from the preliminary allocation.

    The unaudited pro forma combined condensed balance sheet as of October 1, 2000 gives effect to the acquisition as if it had occurred on October 1, 2000. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1999 and for the nine months ended October 1, 2000 give effect to the acquisition as if it had occurred on January 1, 1999. The pro forma statement of operations for the year ended December 31, 1999 combines the Company's results of operations for the fiscal year ended December 31, 1999 with JCA's results of operations for its fiscal year ended January 31, 2000. The pro forma statement of operations for the nine months ended October 1, 2000 combines the Company's results of operations for the nine months ended October 1, 2000 with JCA's results of operations for the nine months ended September 30, 2000.

     The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

NOTE 2 - PURCHASE PRICE ALLOCATION:

    The Company's allocation of the aggregate purchase price is based on management's preliminary analysis and estimates of the fair values of the tangible assets, intangible assets and in-process research and development, which has not reached technological feasibility and therefore has no alternative future use. The book values of tangible assets and liabilities acquired are assumed to approximate fair values. The acquired workforce will be amortized over an estimated useful life of two years, and the current technology, customer base and goodwill will be amortized over an estimated useful life of four years. In-process research and development will be charged to the statement of operations in the period the acquisition is consummated. The allocation is summarized below (in thousands):

Net assets acquired                       $   6,780
Current technology                           31,300
In-process research and development          13,400
Acquired workforce and customer base          7,560
Goodwill                                    285,396
                                          ---------
   Subtotal                                 344,436
Deferred tax liability                      (32,539)
                                          ---------
   Total                                  $ 311,897
                                          =========

NOTE 3 - UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE:

    Net loss per share and shares used in computing the net loss per share are based upon the Company's historical weighted average common shares outstanding together with the shares issued in the transaction as if such shares were issued January 1, 1999. Common stock issuable upon the exercise of stock options, warrants and unvested restricted stock has been excluded, as the effect would be anti-dilutive for all periods presented.

NOTE 4 - PURCHASE ADJUSTMENTS:

    The following adjustments were applied to the combined financial statements:

    (A) To reflect the issuance of cash and shares in the acquisition and to record estimated transaction costs and other assets and liabilities at their fair values.

    (B) To reflect the elimination of the stockholders' equity accounts of JCA.

    (C) To record stock compensation associated with shares issued subject to forfeiture. Unearned compensation is amortized using the graded method over the vesting period of 2 years, which results in the amortization of approximately 84% in the first year.

    (D) To record amortization of goodwill and other intangibles. Goodwill and other intangibles are amortized on a straight-line basis over two to four years.

    (E) To reflect the elimination of JCA's provision (benefit) for income taxes.

    (F) To reflect the deferred tax liability related to other identifiable intangible assets acquired and deferred stock compensation associated with shares issued.

    (G) The Company will record an immediate write-off of in-process research and development at the consummation of the acquisition. The unaudited pro forma combined condensed statements of operations do not include the charge for in-process research and development of approximately $13.4 million since it is considered a non-recurring charge. The amount will be expensed in the quarter ended April 1, 2001.



-

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   NEW FOCUS, INC.


Dated: March 16, 2001

                                                   By: /s/ William L. Potts, Jr.
                                                       -------------------------
                                                       William L. Potts, Jr.
                                                       Chief Financial Officer